Exhibit 10.2

NORTHFIELD BANK

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
WITH KENNETH J. DOHERTY

WHEREAS, Northfield Bank (the “Bank”) entered into an employment agreement (the “Agreement”) with Kenneth J. Doherty (the “Executive”), effective July 1, 2013; and
WHEREAS, upon review of the Agreement it was determined that the intended disability benefit under the Agreement was changed by a scrivener’s error and the parties wish to correct this error, and
WHEREAS, Section 15 of the Agreement provides that the Agreement may be modified by an instrument in writing signed by the parties.
NOW THEREFORE, the Agreement is hereby amended as follows, effective as of July 1, 2013:
1.    Section 7(b) of the Agreement is hereby amended to read as follows:
(b)    In the event of such Disability, Executive’s obligation to perform services under this Agreement will terminate. In the event of such termination, Executive shall continue to receive his Base Salary, as defined in Section 3(a), at the rate in effect on the Date of Termination for period of one (1) year following the Date of Termination by reason of Disability. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to Executive under any disability program sponsored by the Company or the Bank (and if the disability insurance payments are excludable from Executive’s income for federal income tax purposes, such amounts due Executive under this Section 7(b), shall be tax adjusted, assuming a combined federal, state and city tax rate of 38%, for purposes of determining the reduction in the payments due under this Agreement to reflect the tax-free nature of the disability insurance payment - by way of illustration, a $100 tax-free disability insurance payment shall reduce the payment due under this Agreement by $161.30). In addition, in the event of termination due to Executive’s Disability, the Bank will continue to provide to Executive and his dependents for a period of one (1) year, the medical, dental and other health benefits that were provided by the Bank to Executive and Executive’s family prior to the occurrence of Executive’s Disability, on the same terms (including cost to Executive) that were being provided to Executive immediately prior to the termination (except to the extent such benefits are changed in their application to all continuing employees of the Bank).
2.    The remainder of the Agreement shall remain in full force and effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the Bank has adopted this Amendment, on the date set forth below.

Northfield Bank
Attest:

/s/ M. Eileen Bergin	By:	/s/ John W. Alexander
Secretary		John W. Alexander
	Title:	Chairman and CEO

Attest:	Executive

/s/ M. Eileen Bergin	/s/ Kenneth J. Doherty
Secretary	Kenneth J. Doherty, Executive Vice President and Chief Lending Officer

Northfield Bancorp, Inc. (the “Company”)
(The Company is executing this Amendment only for purposes of acknowledging the obligations of the Company hereunder.)

Attest:

/s/ M. Eileen Bergin	By:	/s/ John W. Alexander
Secretary		John W. Alexander
	Title:	Chairman and CEO